PROSPECTUS SUPPLEMENT NO. 10

Filed Pursuant to Rule 424(b)(3)

TO PROSPECTUS DATED MAY 4, 2007

Registration No. 333-139643

WIZZARD SOFTWARE CORPORATION

Supplement No.10

to

Prospectus dated May 4, 2007

This Prospectus Supplement No. 10 supplements and amends certain information contained in our Prospectus, dated May 4, 2007, as supplemented by Supplement Nos. 1 through 9 thereto, dated August 3, 2007; November 20, 2007; March 18, 2008; December 2, 2008; March 31, 2009; April 29, 2009; September 8, 2009; October 30, 2009; and March 31, 2010, respectively.  This Prospectus Supplement No. 10 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and Supplement Nos. 1 through 9.  This Prospectus Supplement No. 10 is qualified by reference to the Prospectus and Supplement Nos. 1 through 9, except to the extent that the information in this Prospectus Supplement No. 10 supersedes the information contained in the Prospectus and Supplement Nos. 1 through 9.

The disclosure under the subheading "Warrant Table" on page 31 of the Prospectus is hereby amended to read as follows:

Warrants.

Warrant Table

The following is a description of our outstanding warrants:

Holders	Date of Grant	Term	Number of Shares	Per Share Exercise Price (3)
Genesis Microcap Inc.	11/3/06	(1)	131,250	$0.25
Whalehaven Capital Fund Ltd.	11/3/06	(1)	187,500	$0.25
Genesis Microcap Inc.	3/17/08	(2)	42,857	$0.25
Whalehaven Capital Fund Ltd.	3/17/08	(2)	146,771	$0.25

(1) These warrants are exercisable until 5:00 p.m. EST on May 3, 2010.

(2) These warrants are exercisable until 5:00 p.m. EST on March 16, 2011.

(3)  On April 7, 2010, the per share exercise price of the warrants was reduced in accordance with the anti-dilution provisions thereof.

The first bullet point under the heading “Selling Security Holders” is amended to read as follows:

•

promissory notes having a total principal amount of $2,375,000, convertible into shares of our common stock at a price of $2.00 per share, with a maturity date of April 27, 2008,  and bearing an annual interest rate of five percent (the “Notes”).  Effective as of November 10, 2008, the maturity date of the Note held by Alpha Capital Anstalt was extended to October 15, 2009, and on  November 28, 2008, the conversion price of the Notes was reduced to $1.00 per share.  On September 8, 2009, the conversion price of the Notes was reduced to $0.50 per share, and on September 14, 2009, the conversion price of the Notes was reduced to $0.40 per share.  In addition, on April 27, 2009, the maturity date of the Notes held by Genesis Microcap Inc., and Whalehaven Capital Fund Ltd. was extended to October 15, 2009, and on August 31, 2009, the maturity date of the Note held by Alpha Capital Anstalt was extended to April 15, 2010.  On April 8, 2010, the maturity date of the Notes held by Alpha Capital Anstalt and Whalehaven Capital Fund Ltd. was further extended to April 1, 2011, and the conversion price of these Notes was reduced to $0.25 per share, in accordance with the anti-dilution provisions thereof;

The second table under the subheading “Convertible Notes” of the heading “Description of Securities” is amended to read as follows:

Principal

Principal

Maturity

Amount of

Amount Currently

Per Share

Holders

Date

Note

Outstanding

Conversion Price

Alpha Capital Anstalt

4/1/11

$1,100,000

$820,000

$0.25

Genesis Microcap Inc.

10/15/09

$   525,000

$   -0-

$0.40

Whalehaven Capital

4/1/11

$   750,000

$   61,100

$0.25

Fund

Libra Finance, S.A.

4/27/08

$   237,500

$   -0-

$2.00

INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS, INCLUDING OUR HISTORY OF OPERATING LOSSES.  SEE SECTION ENTITLED "RISK FACTORS" ON PAGE 5 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT NO. 9 OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is April 8, 2010.